FIRST AMENDMENT TO
                        SUBORDINATED PROMISSORY NOTE

            FIRST AMENDMENT TO SUBORDINATED PROMISSORY NOTE (this
"Amendment") dated as of August 25, 2010, by and between Zanett, Inc., a Delaware corporation ( "Company") and Rockport Investments Ltd. ("Holder").

Background

A. Company issued to Holder that certain Subordinated Promissory
Note, dated as of May 25, 2010 in the principal sum of $500,000.00 (the
"Note").

B. Company and Holder wish to amend the Note as set forth herein.

              NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
       1. Amendments.
              (a) All references to "July 27, 2010" in the Note are hereby amended to change the reference to "October 10, 2010" and all references to the "Maturity Date" are hereby amended to reference October 10, 2010 and all such dates are hereby so extended.

              (b) The first sentence of the eighth paragraph of the Note is deleted and replaced in its entirety with the following sentence: "Upon Holder's delivery to the Company of written notice that an Event of Default has occurred hereunder, the entire principal amount of this Note and any accrued but unpaid interest thereon shall be immediately due and payable."

       2. No Event of Default. Holder acknowledges and agrees that no Event of Default has occurred prior to the date hereof or is pending as of the date hereof under the terms of the Note and, accordingly, that the Company does not presently have any obligation to issue shares of Common Stock (as defined in the Note) to Holder pursuant to the terms of the Note.

       3. Counterparts. This Amendment may be executed in several counterparts each of which shall be an original and all of which taken together shall constitute a single instrument.

       4. Notes in Full Force and Effect as Amended. Except as specifically amended hereby, all of the terms and conditions of the Note shall be in full force and effect. All references to the Note in any other document or instrument shall be deemed to mean the Note as amended by this Amendment. The parties hereto agree to be bound by the terms and obligations of the Note, as amended by this Amendment, as though the terms and obligations of the Note were set forth herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

ZANETT, INC.


By:  /s/ Dennis Harkins__________________
Name:  Dennis Harkins
Title:  Chief Financial Officer

ROCKPORT INVESTMENTS LTD.
By:  /s/ J. Pickles______________________
Name:  J. Pickles
Title:  Portfolio Manager